Exhibit 99.1

Petroleum & Resources Corporation
Seven St. Paul Street
Baltimore, Maryland 21202
(410) 752-5900

July 27, 2007

TO:	DIRECTORS AND EXECUTIVE OFFICERS SUBJECT TO SECTION 16
FROM:	MAUREEN A. JONES
SUBJECT:	BLACKOUT PERIOD DURING THRIFT PLAN ADMINISTRATOR TRANSITION

This is to notify you of an upcoming blackout period under the Petroleum & Resources Employee Thrift Plan. During this trading blackout, your ability to conduct transactions in Petroleum & Resources securities will be limited. We expect the blackout period to begin at 4 p.m. Eastern time on August 27, 2007 and remain paused until the week of September 16, 2007.

The blackout period is necessary in order to transfer our retirement plan services from Milliman Inc., the current Plan administrator, to the Principal Financial Group, the new Plan administrator. During the blackout period, participants will be unable to direct investments in their Thrift Plan accounts, obtain a loan, or take a withdrawal from the Thrift Plan. Participants in the Thrift Plan have been notified of the blackout period. The actual end date of the blackout period depends on the timely and accurate transfer of data between Plan administrators. During the final week of the blackout period, you can call (866) 669-4015 to check on the status of the transition.

This notice is to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you will be unable to trade in Petroleum & Resources Common Stock (including options and derivatives) during the blackout period for the Thrift Plan.

SEC rules require that during such blackout periods, executive officers and directors are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the company (in this case, Petroleum & Resources) acquired by the individual in connection with his or her service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving direct ownership, but include any transaction in which the executive officer or director has a pecuniary interest.

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

If you have any questions about the blackout period, please feel free to call me at (410) 752-5900 (or use 800-638-2479). Thank you.